Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2019, with respect to the consolidated financial statements included in the Annual Report of Jones Energy, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2018.   We consent to the incorporation by reference of said reports in the Registration Statements of Jones Energy, Inc. on Forms S-3 (File No. 333-217606, File No. 333-218609 and File No. 333-220450) and Forms S-8 (File No. 333-190471 and File No. 333-211569).

/s/ Grant Thornton LLP

Houston, Texas

February 28, 2019